Exhibit 77(c)


                Matters Submitted to a Vote of Security Holders

The matters voted upon by the Pax World Balanced Fund, Inc. (the "Fund") shareholders at the Pax World Balanced Fund Annual Meeting of Shareholders held June 9, 2005 and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, with respect to each such matter, are as follows:

(1) To elect a Board of nine Directors, each to hold office until the next Annual Meeting of the Shareholders of the Fund or until a successor shall have been chosen and shall have qualified:

            Nominee:                      For:                 Withheld:
            Carl H. Doerge, Jr.           36,689,754           941,344
            Thomas W. Grant               36,696,553           934,546
            James M. Large, Jr.           36,542,892           1,088,206
            Louis F. Laucirica            36,697,309           933,789
            Joy L. Liechty                36,772,718           858,380
            Laurence A. Shadek            36,652,627           978,472
            Sanford C. Sherman            36,691,561           939,537
            Nancy S. Taylor               36,750,381           880,717
            Esther J. Walls               36,707,494           923,604

         (constituting all of the members of the Board of Directors of the Fund) (there were no abstentions and no broker non-votes with respect to any nominee)

(2) To ratify the selection by the Board of Directors of Ernst & Young LLP as the independent public accountants of the Fund for the year ending December 31, 2005:

         For:                             36,260,408
         Against:                         456,684
         Abstain:                         914,006
         Broker Non-Votes:                0

(3) To transact such other business as may properly come before such annual meeting or any adjournment thereof:

         For:                             33,830,189
         Against:                         1,651,878
         Abstain:                         2,149,030
         Broker Non-Votes:                0